EXHIBIT 99.2






                            AMENDED AND RESTATED

                     PREFERRED STOCK PURCHASE AGREEMENT

                               BY AND BETWEEN

                NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.,

                                    AND

                        NEW MOUNTAIN PARTNERS, L.P.

                          DATED: NOVEMBER 26, 2003

                             TABLE OF CONTENTS


ARTICLE 1     DEFINITIONS.....................................................1

    1.1     Definitions.......................................................1

ARTICLE 2          PURCHASE AND SALE OF SERIES A PREFERRED STOCK.............10

    2.1     Purchase and Sale of Series A Preferred Stock....................10
    2.2     Increase in Purchase Amount......................................10
    2.3     Certification of Designation.....................................11
    2.4     Closing..........................................................11
    2.5     Use of Proceeds..................................................11
    2.6     Additional Issuances; Adjustment.................................11

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................12

    3.1     Corporate Existence and Power....................................12
    3.2     Subsidiaries.....................................................13
    3.3     Corporate Authorization; No Contravention........................13
    3.4     Governmental Authorization; Third Party Consents.................14
    3.5     Binding Effect...................................................14
    3.6     Capitalization of the Company and its Subsidiaries...............14
    3.7     SEC Documents; Sarbanes-Oxley Compliance.........................15
    3.8     Absence of Certain Developments..................................17
    3.9     No Undisclosed Liabilities.......................................17
    3.10    Compliance with Laws.............................................18
    3.11    Litigation.......................................................18
    3.12    Material Contracts...............................................19
    3.13    Environmental....................................................20
    3.14    Taxes............................................................20
    3.15    Title to Property and Assets; Leases.............................21
    3.16    Compliance with ERISA............................................22
    3.17    Labor Relations; Employees.......................................23
    3.18    Certain Payments.................................................24
    3.19    Insurance........................................................24
    3.20    Intellectual Property............................................24
    3.21    Affiliate Transactions...........................................25
    3.22    Investment Company Act...........................................25
    3.23    Private Offering.................................................26
    3.24    Board Approval; Stockholder Approval.............................26
    3.25    Series A Preferred Stock.........................................26
    3.26    No Brokers or Finders............................................27
    3.27    Disclosure.......................................................27
    3.28    Suitability......................................................27
    3.29    Off Balance Sheet Arrangements...................................27
    3.30    Regulatory Compliance............................................27

ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................29

    4.1     Existence and Power..............................................29
    4.2     Authorization; No Contravention..................................29
    4.3     Governmental Authorization; Third Party Consents.................29
    4.4     Binding Effect...................................................29
    4.5     Purchase for Own Account, Etc....................................29
    4.6     Receipt of Information...........................................30
    4.7     No Brokers or Finders............................................30
    4.8     Sufficient Funds.................................................30
    4.9     Litigation.......................................................30

ARTICLE 5     COVENANTS OF THE COMPANY.......................................31

    5.1     Conduct of Business..............................................31
    5.2     No Solicitation..................................................34
    5.3     Regulatory Approval; Litigation..................................36
    5.4     Board of Directors...............................................36
    5.5     Access...........................................................36
    5.6     Employee Benefits Matters........................................37
    5.7     Payment of Dividends.............................................38
    5.8     Consents.........................................................39
    5.9     Legends..........................................................39
    5.10    Confirmation of Surplus..........................................39

ARTICLE 6     STOCKHOLDERS MEETING; TENDER OFFER.............................39

    6.1     Preparation of Proxy Statement; Stockholders Meeting.............39
    6.2     Tender Offer.....................................................41
    6.3     Other Matters....................................................41

ARTICLE 7     CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
              PURCHASER TO CLOSE.............................................42

    7.1     Conditions to Closing............................................42

ARTICLE 8     CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
              COMPANY TO CLOSE...............................................44

    8.1     Conditions to Closing............................................44

ARTICLE 9     REGISTRATION RIGHTS; RIGHT OF FIRST OFFER;
              OTHER AGREEMENTS OF THE COMPANY................................45

    9.1     Registration Rights..............................................45
    9.2     Other Registration Rights........................................45
    9.3     Right of First Offer.............................................45
    9.4     Rule 144.........................................................47
    9.5     Availability of Common Stock.....................................47
    9.6     No Rights Plan...................................................47

ARTICLE 10    TERMINATION OF AGREEMENT.......................................47

    10.1    Termination......................................................47
    10.2    Survival after Termination.......................................49
    10.3    Termination Payment..............................................49

ARTICLE 11    INDEMNIFICATION................................................51

    11.1    Indemnification..................................................51
    11.2    Terms of Indemnification.........................................51

ARTICLE 12    MISCELLANEOUS..................................................52

    12.1    Survival.........................................................52
    12.2    Fees and Expenses................................................52
    12.3    Notices..........................................................53
    12.4    Successors and Assigns...........................................54
    12.5    Amendment and Waiver.............................................54
    12.6    Counterparts.....................................................54
    12.7    Headings.........................................................54
    12.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.....54
    12.9    Severability.....................................................55
    12.10   Entire Agreement.................................................55
    12.11   Further Assurances...............................................55
    12.12   Public Announcements.............................................56
    12.13   Specific Performance.............................................56
    12.14   Subsidiaries.....................................................56

                           EXHIBITS AND SCHEDULES
                           ----------------------

Exhibit A                Amended Bylaws
Exhibit B                Articles of Amendment
Exhibit C                Certificate of Designations
Exhibit D                Management Rights Letter
Exhibit E                Board of Directors
Exhibit F                Offer Conditions
Exhibit G                Opinion of Fulbright & Jaworski L.L.P.
Exhibit H                Registration Rights Agreement

Schedule 3.2             Subsidiaries
Schedule 3.3             Corporate Authorization; No Contravention
Schedule 3.4             Governmental Authorization; Third Party Consents
Schedule 3.6             Capitalization of the Company and its Subsidiaries
Schedule 3.7             SEC Documents; Sarbanes-Oxley Compliance
Schedule 3.8             Absence of Certain Developments
Schedule 3.9             Undisclosed Liabilities
Schedule 3.10(a)         Compliance with Laws
Schedule 3.11            Litigation
Schedule 3.12(a)         Material Contracts
Schedule 3.12(b)         Non-Competition Agreements
Schedule 3.13            Environmental
Schedule 3.14            Taxes
Schedule 3.15            Title to Property and Assets; Leases
Schedule 3.16            Compliance with ERISA
Schedule 3.17            Labor Relations; Employees
Schedule 3.20            Intellectual Property
Schedule 3.21(a)         Affiliate Transactions
Schedule 3.21(b)         Ongoing Intercompany Transactions
Schedule 3.26            No Brokers and Finders

Schedule 4.3             Governmental Authorization; Third Party Consents

Schedule 5.1(a)(i)       Conduct of Business; Capital Expenditures
Schedule 5.1(a)(ii)      Conduct of Business; Contractual Obligations
Schedule 5.1(a)(iii)     Conduct of Business; Financing and Indebtedness
Schedule 5.1(a)(vi)      Conduct of Business; Sell, Lease, etc.

Schedule 7.1.6           Material Contracts

                            AMENDED AND RESTATED
                     PREFERRED STOCK PURCHASE AGREEMENT

     AMENDED AND RESTATED PREFERRED STOCK PURCHASE AGREEMENT, dated as of November 26, 2003 (as the same may be amended, supplemented or modified in accordance with the terms hereof, this "Agreement"), by and between National Medical Health Card Systems, Inc., a Delaware corporation (the "Company") and New Mountain Partners, L.P., a Delaware limited partnership (the "Purchaser").

     WHEREAS, the parties hereto entered into a Preferred Stock Purchase Agreement, dated as of October 30, 2003 (the "Original Purchase
Agreement"), and they now desire to amend and restate the Original Purchase Agreement pursuant to this Agreement (it being understood that all references herein to "the date hereof" refer to October 30, 2003);

     WHEREAS, the Company proposes to issue and sell to the Purchaser, and the Purchaser proposes to buy, for an aggregate purchase price of $80,000,003 (subject to increase pursuant to Section 2.2), an aggregate of 6,956,522 shares (subject to adjustment pursuant to Section 2.2) of Series A 7% Convertible Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock"); and

     WHEREAS, it is a condition to the willingness of the Purchaser to execute and deliver this Agreement that the Company, the Purchaser and certain stockholders of the Company execute and deliver the Support Agreement (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE 1

                                DEFINITIONS

     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

     "Acquisition Proposal" has the meaning assigned to such term in
Section 5.2.

     "Actions" means actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings.

     "Additional Shares" has the meaning assigned to such term in Section
2.2.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, for purposes of Section 3.21 only, with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such individual or the spouse thereof and any trust for the benefit of such Stockholder or any of the foregoing. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning assigned to such term in the Preamble.

     "Alternative Transaction Notice" has the meaning assigned to such term in Section 10.1(a)(v).

     "Amended Bylaws" means the Amended and Restated Bylaws of the Company, in the form attached hereto as Exhibit A, which shall provide for committees for the declaration of dividends on the Series A Preferred Stock (one committee of Series A Directors and one committee of Independent Directors) and remove provisions relating to the classification of the Board of Directors.

     "Articles of Amendment" means the Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B, which shall, among other things, increase the number of authorized shares of Preferred Stock to 15,000,000 shares, increase the authorized number of shares of Common Stock to ensure that there are a sufficient number of shares of Common Stock outstanding to allow for the conversion of the Series A Preferred Stock and remove provisions relating to the classification of the Board of Directors.

     "associate" has the meaning assigned in Rule 12b-2 promulgated by the Commission under the Exchange Act.

     "beneficially own" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof.

     "Board of Directors" means either the board of directors of the Company or any duly authorized committee thereof.

     "Board Recommendation" has the meaning assigned to such term in
Section 6.1(b).

     "Business Day" means any day other than (i) a Saturday or Sunday or
(ii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed.

     "Bylaws" means the bylaws of the Company, as the same may have been amended and in effect as of the Closing Date.

     "Certificate of Designations" means the certificate of designations setting forth the designation, powers and preferences of the Series A Preferred Stock, substantially in the form attached hereto as Exhibit C.

     "Certificate of Incorporation" means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

     "Change in the Board Recommendation" has the meaning assigned to such term in Section 6.1(b).

     "Claims" means losses, claims, damages or liabilities, joint or several, Actions or proceedings (whether commenced or threatened).

     "Closing" has the meaning assigned to such term in Section 2.4.

     "Closing Amount" has the meaning assigned to such term in Section 2.4.

     "Closing Date" has the meaning assigned to such term in Section 2.4.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Common Stock" means the Common Stock, par value $0.001 per share, of the Company.

     "Company" has the meaning assigned to such term in the Preamble.

     "Company Agreements" has the meaning assigned to such term in Section
3.1.

     "Company Benefit Plans" means all employee benefit plans providing benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that are sponsored or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute, including without limitation all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of
Section 3(2) of ERISA, and all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, termination pay and fringe benefit plans.

     "Company Options" has the meaning assigned to such term in Section
3.6.

     "Confidentiality Agreement" means the confidentiality agreement dated July 24, 2003, between New Mountain Capital and the Company.

     "Contemplated Transactions" means the transactions contemplated by this Agreement and the exhibits hereto, including without limitation the issuance, purchase and sale of the Series A Preferred Stock, the adoption of the Articles of Amendment, and the Offer.

     "Contractual Obligation" means, as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust, credit agreement, note, evidence of indebtedness or other instrument, written or otherwise, to which such Person is a party or by which it or any of its property is bound.

     "Conversion Shares" has the meaning assigned to such term in Section
4.5(c).

     "Decrees" has the meaning assigned to such term in Section 3.10(a).

     "DGCL" means the Delaware General Corporation Law.

     "Employment Agreement" means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation in excess of $75,000 to provide compensation and/or benefits in consideration for past, present or future services.

     "Environmental Claim" means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries has knowledge, or written notice by any Person to the Company or any of its Subsidiaries alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation or liability, or alleged violation or liability, of any Environmental Law.

     "Environmental Laws" means all Federal, state, local, and foreign statute, law, regulation, ordinance, rule, common law, judgment, order, decree or other governmental requirement or restriction relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; provided that Environmental Laws does not include the Occupational Safety and Health Act or any other similar Requirement of Law governing worker safety or workplace conditions.

     "Equitable Principles" means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.

     "ERISA Affiliate" means each entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company or its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or its Subsidiaries under Section 414(o) of the Code, or is under "common control" with the Company or its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

     "Existing Plans" has the meaning assigned to such term in Section 3.6.

     "Fully Diluted Basis" has the meaning assigned to such term in Section
2.1.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body or self regulatory organization having or asserting jurisdiction over a Person, its business or its properties.

     "HFG Credit Facility" means the Receivables Purchase Agreement and the Loan Agreement, each as in effect on the date hereof.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder by the Federal Trade Commission from time to time.

     "Intellectual Property" has the meaning assigned to such term in
Section 3.20.

     "knowledge of the Company" means the actual knowledge of the chairman or any executive officer of the Company or any of its Subsidiaries, after due inquiry of those persons employed by the Company or its Subsidiaries charged with administrative or operational responsibility for such matter.

     "Leases" has the meaning assigned to such term in Section 3.15.

     "Licenses" has the meaning assigned to such term in Section 3.10(b).

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), voting or other restriction, preemptive right or other security interest of any kind or nature whatsoever.

     "Loan Agreement" means the Loan and Security Agreement, dated as of January 29, 2002, as amended on the date hereof, between NMHC Funding, LLC, a Delaware limited liability company, and HFG Healthco-4 LLC, a Delaware limited liability company.

     "Management Rights Letter" means the management rights letter between the Company and the Purchaser, substantially in the form attached hereto as Exhibit D.

     "Material Adverse Effect" means any material adverse change in or affecting (i) the business, properties, assets, liabilities, operations, results of operations (financial or otherwise), condition, or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company or any of the Company's Subsidiaries to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (B) any changes, events or occurrences in the United States securities markets which are not specific to the Company,
(C) any changes, events, developments or effects resulting from general economic conditions, which are not specific to the Company or its Subsidiaries and which do not affect the Company or its Subsidiaries in a materially disproportionate manner and (D) any changes resulting from the execution or announcement of this Agreement and the Contemplated Transactions.

     "Material Contracts" has the meaning assigned to such term in Section
3.12.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, lead or lead-based paints or materials, PCBs, or radon, or any other materials that are regulated by, or may form the basis of liability under, any Environmental Law.

     "Maximum Number" has the meaning assigned to such term in Section 6.2.

     "NASD" means the National Association of Securities Dealers, Inc.

     "NASDAQ" means The Nasdaq Stock Market Inc.'s National Market System.

     "NYSE" means the New York Stock Exchange.

     "Offer" has the meaning assigned to such term in Section 6.2.

     "Offer Conditions" has the meaning assigned to such term in Section
6.2.

     "Offer Consideration" has the meaning assigned to such term in Section
6.2.

     "Original Purchase Agreement" has the meaning assigned to such term in the Preamble.

     "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

     "Preferred Stock" has the meaning assigned to such term in Section
3.6.

     "Proposed Securities" has the meaning assigned to such term in Section 9.3(a)(i).

     "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

     "Proxy Statement" has the meaning assigned to such term in Section
6.1(a).

     "Purchase Price" has the meaning assigned to such term in Section 2.1.

     "Purchaser" has the meaning assigned to such term in the Preamble.

     "Qualified Acquisition Proposal" has the meaning assigned to such term in Section 5.2.

     "Receivables Purchase Agreement" means the Receivables Purchase and Transfer Agreement, dated as of January 29, 2002, as amended on the date hereof, among the Company, the other providers named therein and NMHC Funding, LLC, as purchaser.

     "Registrable Securities" means the Series A Preferred Stock, the Common Stock and other securities, if any, issuable upon conversion of the Series A Preferred Stock, any securities issued pursuant to Purchaser's rights under Section 9.3, and any other securities included in the term Registrable Securities in the Registration Rights Agreement, in each case, until any such security is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or is distributed to the public by the holder thereof pursuant to Rule 144.

     "Registration Rights Agreement" shall have the meaning assigned to such term in Section 9.1.

     "Registration Statement" means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

     "Required Vote" has the meaning assigned to such term in Section
3.24(c).

     "Requirement of Law" means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, laws related to Taxes and Environmental Laws), treaty, rule, regulation, ordinance, qualification, standard, license or franchise or determination of an arbitrator or a court or other Governmental Authority, including the NYSE or NASD or any national securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading, in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

     "Return" has the meaning assigned to such term in Section 5.1(a)(ix).

     "Rule 144" means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     "Sarbanes-Oxley Act" has the meaning assigned to such term in Section
3.7(a)

     "SEC Reports" means each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed by the Company or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder since June 30, 2001, each in the form (including exhibits and any amendments) filed with the Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

     "Series A Preferred Stock" has the meaning assigned to such term in the Recitals hereto.

     "Shares" mean the shares of Common Stock.

     "Stockholders Meeting" has the meaning assigned to such term in
Section 6.1(b).

     "Subsidiary" of any specified Person means any other Person more than 50% of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person, or by such specified Person and one or more other Subsidiaries of such specified Person. For the purposes of this definition, "voting securities" means securities which ordinarily have voting power for the election of directors (or other Persons having similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

     "Superior Proposal" has the meaning assigned to such term in Section
6.1(b).

     "Support Agreement" means the Support Agreement, dated as of the date hereof, by and among the Company, the stockholders listed therein and the Purchaser.

     "Support Payment" has the meaning assigned to such term in Section
10.3.

     "Tax Claim" has the meaning assigned to such term in Section
5.1(a)(ix).

     "Tax" or "Taxes" means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign Requirement of Law provision or otherwise.

     "Tax Holdback" has the meaning assigned to such term in Section 10.3.

     "Tendered Shares" has the meaning assigned to such term in the Support Agreement.

     "Termination Payment" has the meaning assigned to such term in Section
10.3.

     "Transaction Expenses" has the meaning assigned to such term in
Section 12.2(b).

     "Voting Securities" mean any class or classes of stock of the Company pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

                                 ARTICLE 2

               PURCHASE AND SALE OF SERIES A PREFERRED STOCK

     2.1 Purchase and Sale of Series A Preferred Stock. Subject to the terms set forth herein and in reliance upon the representations set forth below, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company 6,956,522 shares of Series A Preferred Stock, for an aggregate purchase price of $80,000,003 (subject to increase pursuant to Section 2.2) (the "Purchase Price"). Immediately following the Closing, and assuming the Maximum Number are tendered into the Offer, the Purchaser shall own 54.6% (subject to adjustment pursuant to Section 2.2) of the equity of the Company on a fully diluted basis (i.e., assuming the exercise of all Company Options (whether or not vested) and the issuance of all shares of Common Stock listed on Schedule 3.6, the granting and exercise of all the options or securities allowed pursuant to Section 5.6(iii) and the conversion of the Series A Preferred Stock into Common Stock, all as of the Closing ("Fully Diluted Basis")).

     2.2 Increase in Purchase Amount. If the Company and the Purchaser so agree, at the Closing the Company shall issue and sell to the Purchaser additional shares of Series A Preferred Stock for a purchase price of $11.50 per share (the "Additional Shares"). The Company and the Purchaser agree that if the Company issues and sells to the Purchaser any Additional Shares, the Company will increase the Maximum Number by a number of shares (rounded up to the nearest whole share) equal to (x) the amount of the additional proceeds received from the issuance of the Additional Shares divided by (y) the Offer Consideration.

     2.3 Certification of Designation. The Series A Preferred Stock shall have the powers, rights and other terms set forth in the form of Certificate of Designations attached hereto as Exhibit C.

     2.4 Closing. The issuance, sale and purchase of the Series A Preferred Stock shall take place at a closing (the "Closing") to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza,
New York, New York, at 10:00 A.M., local time, on the Closing Date. On the first Business Day after the conditions set forth in Sections 7.1 and 8.1 (other than those to be satisfied on the Closing Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions or such later date and time as the parties may agree in writing (the "Closing Date"), (A) the Purchaser shall
(x) deliver to the Company by wire transfer in immediately available funds to an account or accounts designated in writing by the Company to the Purchaser at least two Business Days prior to the Closing Date, funds in an amount equal to the Purchase Price (which funds will be used by the Company in accordance with Section 2.5) and (y) make or cause to be made the deliveries set forth in Section 8.1 and (B) the Company shall (w) accept for payment and pay for shares validly tendered in the Offer and not withdrawn as set forth in Section 6.2, (x) issue and deliver to the Purchaser all of the shares of the Series A Preferred Stock registered in the name of the Purchaser, (y) pay to the Purchaser or its designated Affiliate by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchaser to the Company at least two Business Days before the Closing an amount equal to $1,450,000 (the
"Closing Amount") and (z) make or cause to be made the deliveries set forth in Section 7.1.

     2.5 Use of Proceeds. Up to $50,000,005 (subject to adjustment pursuant to Section 2.2) of the amount received by the Company in respect of the Purchase Price shall be used by the Company solely to purchase the Shares pursuant to and in accordance with the Offer, and the Company shall not, without the prior written consent of the Purchaser, borrow any moneys or use any funds, from whatever source, to finance the Offer and the balance of the Purchase Price shall be used for working capital and other purposes approved by the Board of Directors.

     2.6 Additional Issuances; Adjustment. (a) In the event that at any time after the Closing the representation and warranty set forth in the last sentence of Section 3.6 (as adjusted pursuant to Section 2.2) is determined not to have been true as of the Closing, the Company shall issue to the Purchaser, at no cost to the Purchaser, and as an adjustment to the purchase price paid by the Purchaser per share of Series A Preferred Stock, an additional amount of Series A Preferred Stock such that, if such issuance of additional Series A Preferred Stock had been made at the Closing, such representation and warranty would have been true and accurate in all respects at the Closing.

          (b) If at the time of any required adjustment pursuant to Section 2.6(a), all shares of Series A Preferred Stock have been converted into shares of Common Stock, the Company shall promptly issue to the Purchaser, at no cost to the Purchaser and as an adjustment to the purchase price paid by the Purchaser per share of Series A Preferred Stock, an additional amount and kind of Common Stock equal to the amount and kind of Common Stock issuable upon the conversion (based on the conversion ratio in effect at the time the last shares of Series A Preferred Stock were converted into shares of Common Stock) of the amount of Series A Preferred Stock which would have been issued with respect to such adjustment pursuant to Section 2.6(a) if such adjustment had been made immediately prior to the time the last shares of Series A Preferred Stock were converted into shares of Common Stock.

          (c) Any additional shares of Series A Preferred Stock and Common Stock issued to the Purchaser pursuant to this Section 2.6 shall be treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Certificate of Incorporation, Certificate of Designations, applicable law or otherwise) which would have been applicable to, such shares of Series A Preferred Stock and Common Stock had they been issued at the Closing.

          (d) In connection with any issuances of stock pursuant to this
Section 2.6, the Company (i) shall take all action necessary to cause its Certificate of Incorporation or Certificate of Designations to be amended to increase the authorized capital of the Company to permit such issuances and (ii) shall reserve a sufficient number of shares of Common Stock for issuance to the Purchaser upon the conversion of any shares of Series A Preferred Stock so issued. Any shares of Series A Preferred Stock or Common Stock issued to the Purchaser pursuant to this Section 2.6 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof and free and clear of all Liens.

                                 ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     3.1 Corporate Existence and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted; and (c) has (or will have, as applicable) all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Support Agreement, the Registration Rights Agreement, the Management Rights Letter, the Articles of Amendment, the Amended Bylaws and the Certificate of Designations (collectively, the "Company Agreements"). The Company is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

     3.2 Subsidiaries. Except as set forth on Schedule 3.2, the Company has no Subsidiaries and no interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization. Each Subsidiary listed on Schedule 3.2 has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate (or, in the case of an entity other than a corporation, other) power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.2, all of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 3.2 has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary. Schedule 3.2 sets forth the capitalization of each of the Subsidiaries, including the amount and kind of equity interests held by the Company in the Subsidiary and the percentage interest represented thereby.

     3.3 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Company Agreement and the consummation of the Contemplated Transactions, (a) subject to the satisfaction of the matters described in Section 3.24(c), have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or Bylaws or the organizational documents of its Subsidiaries; (c) do not entitle any Person to exercise any statutory or contractual preemptive rights to purchase shares of capital stock or any equity interest in the Company and (d) subject to receipt or satisfaction of the approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 3.4, and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, do not violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, result in the termination or loss of any right or the imposition of any penalty under any Contractual Obligation of the Company or its Subsidiaries or by which their respective assets or properties are bound or any Requirement of Law applicable to the Company or its Subsidiaries or by which their respective assets or properties are bound except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3, no event has occurred and no condition exists which (upon notice or the passage of time or both) would constitute, or give rise to: (i) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under, (ii) any Lien on the assets of the Company or any of its Subsidiaries under, (iii) any termination right of any party, or any loss of any right or imposition of any penalty, under or (iv) any change or acceleration in the rights or obligations of any party under, any material Contractual Obligation of the Company or its Subsidiaries (or by which their respective assets or properties are bound) or the Certificate of Incorporation or Bylaws or the organizational documents of the Company's Subsidiaries except for any of the foregoing that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

     3.4 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 3.4, no approval, consent, qualification, order, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance, sale and delivery of the Series A Preferred Stock) by the Company, or enforcement against the Company, of the Company Agreements or the consummation of the Contemplated Transactions except for any of the foregoing that, if not obtained, given or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.5 Binding Effect. Each of the Company Agreements has been (or will, as of the Closing, be, as applicable) duly authorized, executed and delivered by the Company and, subject to Equitable Principles, constitutes (or will, as of the Closing, constitute, as applicable) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.6 Capitalization of the Company and its Subsidiaries. The authorized stock of the Company consists of (i) 25,000,000 shares of Common Stock and
(ii) 10,000,000 shares of preferred stock, par value $0.10, of the Company (the "Preferred Stock"). As of the date hereof, (a) no shares of Preferred Stock are issued or outstanding, (b) 7,651,918 shares of Common Stock were issued and outstanding, (c) 3,050,000 shares of Common Stock were reserved for or subject to issuance upon the exercise of outstanding Company
Options, and (d) shares of Common Stock are issuable in connection with the earn-out provision in connection with the acquisition by the Company of Portland Professional Pharmacy and Portland Professional Pharmacy
Associates as set forth on Schedule 3.6. Schedule 3.6 sets forth a true and correct list of all outstanding rights, options or warrants to purchase shares of any class or series of stock of the Company (collectively, the "Company Options") and a true and correct list of each of the Company's stock option, incentive, purchase or other plans pursuant to which options or warrants to purchase stock of the Company may be issued (collectively, the "Existing Plans"). Except (1) as set forth in subsection (d) in the first sentence of this Section 3.6, (2) for shares of Common Stock issued pursuant to the exercise of outstanding Company Options, and (3) for shares of Common Stock issuable upon conversion of the Series A Preferred Stock, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issued or outstanding and no shares of Common Stock or any other equity security of the Company or any of its Subsidiaries issuable upon conversion or exchange of any security of the Company or any of its Subsidiaries nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of stock of the Company or any of its Subsidiaries nor will the Company or any of its Subsidiaries be contractually obligated to issue any shares of stock or to purchase, redeem or otherwise acquire any of its outstanding shares of stock. Neither the Company nor any of its Subsidiaries has created any "phantom stock," stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of the Common Stock. Neither the Company nor any of its Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company or such Subsidiary to the holders thereof. No stockholder of the Company or any of its Subsidiaries or other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company or any of its Subsidiaries. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and nonassessable. Except as set forth on Schedule 3.6 hereto, neither the Company nor any of its Subsidiaries has granted to any Person the right to demand or request that the Company or such Subsidiary effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company or such Subsidiary. Immediately following the Closing, and assuming that the Maximum Number are tendered into the Offer, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock that will be issued to the Purchaser under this Agreement will represent, in the aggregate, no less than 54.6% (as adjusted pursuant to Section 2.2) of the outstanding capital stock of the Company on a Fully Diluted Basis, and the voting power of such issued shares of Series A Preferred Stock will represent, in the aggregate, no less than 54.6% (as adjusted pursuant to Section 2.2) of the total number of votes able to be cast on any matter by Voting Securities of the Company on a Fully Diluted Basis.

     3.7 SEC Documents; Sarbanes-Oxley Compliance. (a) The Company has made available to the Purchaser the SEC Reports filed with the Commission prior to the date hereof. The Company and each of its Subsidiaries have timely filed each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents required to be filed by it with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder since June 30, 2001.
As of their respective dates, the SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for those statements, if any, as have been modified by subsequent filings with the Commission prior to the date hereof, and (iii) with respect to SEC Reports filed after July 30, 2002, at the time filed included or were accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") to be filed or submitted by the Company's principal executive officer and principal financial officer (each of which certification was true and correct and complied with the Sarbanes-Oxley Act) and otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act. The financial statements and other financial information included in each of the SEC Reports fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of, and for the periods presented in, the applicable SEC Reports. Except as set forth on Schedule 3.7, each of the consolidated balance sheets of the Company and its Subsidiaries included in or incorporated by reference into the SEC Reports (including the related notes and schedules) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and shareholders' equity of the Company and its Subsidiaries included in or incorporated by reference into the SEC Reports (including any related notes and schedules) present fairly, in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the periods set forth, in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted (subject, in the case of unaudited statements, to those exceptions as may be permitted by Form 10-Q of the Commission and to normal year-end audit adjustments).

          (b) The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. A summary of any of those disclosures made by management to the Company's auditors and audit committee has been furnished to Purchaser. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) Since June 30, 2001, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

          (d) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any law, rule, regulation, order, decree or injunction. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any contractor, subcontractor or agent of the Company or any such Subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. ss.1514A(a).

     3.8 Absence of Certain Developments. Since June 30, 2002, except as set forth on Schedule 3.8 and except as described in the SEC Reports filed with the Commission prior to the date hereof (a) each of the Company and its Subsidiaries has operated in the ordinary course, (b) there has been no occurrence or event of the type set forth in Section 5.1(a) and (c) there has occurred no fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed with the Commission prior to the date hereof, (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (c) except as set forth on Schedule 3.9, liabilities incurred in connection with the Contemplated Transactions that are not in breach of this Agreement.

     3.10 Compliance with Laws. (a) Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or as set forth on
Schedule 3.10(a), neither the Company nor any of its Subsidiaries in the conduct of its business, is, or since June 30, 2001, has been, in violation of any Requirement of Law, or any judgments, orders, rulings, injunctions or decrees of a Governmental Authority (collectively, "Decrees"), applicable thereto or to the employees conducting such business, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (b) Licenses. The Company and its Subsidiaries as applicable, have obtained or made, as the case may be, all permits, licenses, authorizations, orders and approvals, and all filings, applications and registrations with, all Governmental Authorities ("Licenses"), that are required to conduct the businesses of the Company and its Subsidiaries in the manner and to the full extent as currently conducted or currently contemplated to be conducted except where such failure to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of such Licenses is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the Company or its Subsidiaries as currently conducted or currently contemplated to be conducted. Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such License invalid. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any of the Licenses, and to the knowledge of the Company no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any such Subsidiary under any License.

     3.11 Litigation. Except as set forth on Schedule 3.11, there is no legal action, suit, arbitration, proceeding or, to the knowledge of the Company, other legal, administrative or other governmental investigation or inquiry pending or claims asserted (or, to the knowledge of the Company, any threat thereof) to which the Company or any of its Subsidiaries or relating to any of the Company Agreements or the Contemplated Transactions or against any officer, director or employee of the Company in connection with such Person's relationship with or actions taken on behalf of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prohibit or materially delay the Closing. The Company is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     3.12 Material Contracts. (a) Schedule 3.12(a) sets forth as of the date hereof a true, correct and complete list of the following Contractual Obligations (including every written amendment, modification or supplement to the foregoing or other material amendment, modification or supplement to the foregoing that is binding on the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party: (i) any Contractual Obligation that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (ii) Contractual Obligations that collectively represent the top 20 agreements (based on rebate receipts) with pharmaceutical manufacturers for the Company and its Subsidiaries during the Company's last fiscal year, (iii) Contractual Obligations that collectively represent the top 20 agreements (based on revenue) for pharmacy benefit management services provided by the Company and its Subsidiaries during the Company's last fiscal year, (iv) Contractual Obligations that collectively represent the top 20 (based on payments) pharmacy agreements during the Company's last fiscal year, (v) any Contractual Obligation (other than a Contractual Obligation described in one of the other provisions of this Section 3.12(a) without regard to any threshold contained therein) that involves annual expenditures during the Company's last fiscal year by the Company or any Company Subsidiary in excess of $200,000 and is not otherwise cancelable by the Company or any of its Subsidiaries without any financial or other penalty on 90-days' or less notice, (vi) any Lease for real property or (vii) any other Contractual Obligation that is material to the Company or its Subsidiaries (each Contractual Obligation referenced above in clauses (i) through (vii) individually, a "Material Contract" and collectively, "Material Contracts"); provided that, with respect to Company Material Contracts described above, such list shall identify the date of such contract and any communications (written or, to the knowledge of the Company, oral) received by the Company or its Subsidiaries from any party to such contract or on behalf of any such party that such party intends to cancel, terminate, seek re-bidding of or fail to renew such contract. Except as set forth on
Schedule 3.12(a), the Company has delivered or made available true, correct and complete copies of all such Contractual Obligations to counsel to Purchaser.

          (b) All of the Material Contracts are valid, binding and in full force and effect in all material respects and enforceable by the Company in accordance with their respective terms in all material respects, subject to Equitable Principles. The Company is not in material default or breach under any of its Contractual Obligations or organizational documents and, to the knowledge of the Company, no other party to any of its Contractual Obligations is in material default or breach thereunder (and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by the Company or, to the knowledge of the Company, by any other party thereunder). Except as set forth on Schedule 3.12(b), neither the Company nor any of its Subsidiaries is a party to any non-competition agreement or any other agreement or obligation that materially limits or will materially limit the Company or any of its Subsidiaries from engaging in any line of business in any territory.

     3.13 Environmental. Except as set forth on Schedule 3.13, the Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Laws, and to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future. There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the operations or business of the Company or its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of law. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there has been no release at any time of any Materials of Environmental Concern at, on, about, under or within any real property currently, or to the knowledge of the Company, formerly owned, leased, operated or controlled by the Company or any of its Subsidiaries or any of their predecessors.

     3.14 Taxes. Except as set forth on Schedule 3.14 hereto, all Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Returns are true, complete, and correct in all material respects. All Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been timely paid, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its Subsidiaries in accordance with GAAP. There are no proposed, asserted, ongoing or to the knowledge of the Company, threatened, assessments, examinations, claims, deficiencies, Liens or other litigation with regard to any Taxes or Returns of the Company or any of its Subsidiaries. To the knowledge of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. The Company is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. All material amounts required to be collected or withheld by the Company or any of its Subsidiaries have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns has made a written claim or assertion that the Company or its Subsidiaries are or may be subject to taxation by such jurisdiction. Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries is not a party to or bound by any Tax sharing or Tax allocation or similar Contractual Obligation. True and complete copies of all income Tax Returns that have been filed by the Company or any of its Subsidiaries for Tax periods after December 31, 1999 have been delivered or made available to the Purchaser. The Company and each of its Subsidiaries
(A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign Requirement of Law), as a transferee or successor, by contract, or otherwise. The Company and each of its Subsidiaries has not agreed, and is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or analogous provision of foreign, state, or local Requirement of Law) by reason of a change in accounting method or otherwise, and the Company and each of its Subsidiaries does not have knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering any such change in accounting. The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax Requirement of Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

     3.15  Title to Property and Assets; Leases. Except as set forth on
Schedule 3.15, each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets, including all real property and interests in real property owned in fee simple by the Company and its Subsidiaries and all real property leased, subleased or otherwise occupied by the Company and its Subsidiaries and any assets and properties which it purports to own, except (i) Liens for taxes not yet due and payable and (ii) Liens that do not interfere with the use, utility or value of such assets in any material respect. All leases to which the Company or any of its Subsidiaries is a party (collectively, the "Leases") are valid and binding and in full force and effect in accordance with their respective terms on the Company and its Subsidiaries and, to the knowledge of the Company, with respect to each other party to any such Leases, except, in each case, subject to Equitable Principles. No material default (or event which, with the giving of notice or passage of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company by any other party thereto, has occurred and is continuing under the Leases. The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all such Leases to which any of them is a party as lessee. With respect to each Lease, to the knowledge of the Company, either (a) such Lease is not subject or subordinate to any mortgage, deed of trust or other lien which has priority over such Lease, or (b) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the lessee pursuant to which the Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder if the lessee thereunder is not in default under the Lease as of the date of acquisition of title. As used herein, the term "Lease" shall also include subleases or other occupancy agreements (and any amendments thereto) and the term "lessee" shall also include any sublessee or other occupant. Neither the Company nor any of its Subsidiaries own any real property.

     3.16 Compliance with ERISA. Except as set forth on Schedule 3.16, the Company has made available to the Purchaser true and complete copies of each Employment Agreement and each material Company Benefit Plan, as well as certain related documents, including, but not limited to, (a) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, (b) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (c) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), (d) the most recent summary plan descriptions (with all material modifications) and (e) all material communications to any current or former employees of the Company relating to any material Company Benefit Plan or Employment Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms and all applicable laws; (B) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and (C) there are no pending, or to the knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto or pursuant to any Employment Agreement. Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained or contributed to, and been required to contribute to, or incurred any liability with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 of the Code or Title IV of ERISA. No non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan which could, individually or in the aggregate, reasonably be expected to result in a material liability to the Company. No material liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Benefit Plan is under audit or, to the knowledge of the Company, investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and, to the knowledge of the Company, no such audit, investigation or proceeding is threatened. Except as set forth on
Schedule 3.16, with respect to each Company Benefit Plan which provides medical benefits, short-term disability benefits or long-term disability benefits (other than any "pension plan" within the meaning of Section 3(2) of ERISA), all claims incurred by the Company under such Company Benefit Plan are either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization pursuant to which such health maintenance organization bears the liability for such claims. Except as set forth on Schedule 3.16 hereto or disclosed in the SEC Reports filed with the Commission prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in, or cause any increase, acceleration or vesting of, any payment, benefit or award under any Company Benefit Plan or Employment Agreement to any director or employee of Company or any of its Subsidiaries, (ii) give rise to any obligation to fund for any such payments, awards or benefits, (iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan, or (iv) result in any payment or benefit that will or may be made by the Company or any of its Subsidiaries or affiliates that will be characterized as an "excess parachute payment," within the meaning of Section 280G of the Code. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof which, individually or in the aggregate, is material, except for health continuation coverage as required by Section 4980B of the Code or
Part 6 of Title I of ERISA or applicable state healthcare continuation coverage laws which, individually or in the aggregate, is at no material expense to the Company and its Subsidiaries. With respect to each Company Benefit Plan, there are no understandings, agreements or undertakings that would prevent the Company from amending or terminating such Company Benefit Plan at any time without incurring material liability thereunder other than in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination.

     3.17 Labor Relations; Employees. Except as set forth on Schedule 3.17, the Company is not in any material respect delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by such employee or for reimbursement of expenses. The Company is in material compliance with all applicable Requirements of Law respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. The Company is not a party to any Contractual Obligation with any labor union, and no labor union has since July 1, 2001 requested or sought to represent any of the employees, representatives or agents of the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company. To the knowledge of the Company, no key employee has announced plans to terminate his or her employment with the Company.

     3.18 Certain Payments. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or (iv) in violation of any Requirement of Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.19 Insurance. The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors, reasonable in light of the risks faced by the Company in the conduct of its business. All policies of title, fire, liability, casualty, business interruption, workers' compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance that has not been remedied and no such Person has received notice of cancellation of any such insurance.

     3.20 Intellectual Property. The Company and its Subsidiaries own the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, trade secrets, copyrights, domain names, computer software (including but not limited to code, data, databases and documentation) and know-how used in, or necessary to, the business as currently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries (the "Intellectual Property") except where such failure to so own or possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All Intellectual Property which is a material patent, trademark, service mark, trade name, copyright or domain name is set forth on Schedule 3.20. The Company and each of its Subsidiaries have performed all commercially reasonable acts to protect and maintain its material Intellectual Property, including but not limited to paying all required fees and Taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. Except as set forth on Schedule 3.20, none of the Company or any of its Subsidiaries has received any written notice of infringement of or conflict with (or knows of such infringement of or conflict with) asserted rights of others with respect to the use of Intellectual Property. To the knowledge of the Company, the Company and its Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries have asserted within two years of the date hereof, any claim against any third party that such party has violated, infringed, misappropriated or misused, in any material respect, any Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable precautions to preserve and protect the availability, confidentiality, security and integrity of data held or transmitted by or through the Company and its Subsidiaries' computer networks, software, hardware, and other systems.

     3.21  Affiliate Transactions. (a) Except for transactions described on
Schedule 3.21(a) and transactions contemplated by the Support Agreement,
(i)(w) no current officer, director or employee of the Company or any of its Subsidiaries, (x) to the knowledge of the Company, no former officer, director or employee of the Company or any of its Subsidiaries, (y) to the knowledge of the Company, no Affiliate or associate of any current officer, director or employee of the Company or any of its Subsidiaries and (z) to the knowledge of the Company, no Affiliate or associate of any former officer, director or employee of the Company or any of its Subsidiaries has, directly or indirectly, any interest in any contract, arrangement or property (real or personal, tangible or intangible) used by the Company or any such Subsidiary or in their respective businesses, or in any supplier, distributor or customer of the Company or any such Subsidiary (other than indirectly through such Person's ownership of the securities of a corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of such corporation is beneficially owned by such Person) and (ii) neither the Company nor any of its Subsidiaries shares any assets, rights or services with any entity that is controlled by any current officer, director or employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, by any former officer, director or employee of the Company or any of its Subsidiaries.

          (b) Except as set forth on Schedule 3.21(b), each ongoing intercompany transaction set forth on Schedule 3.21(a) is on terms that are
(i) consistent with the past practice of the Company and (ii) at least as favorable in the aggregate for such transaction to the Company as would be available with independent third parties dealing at arms' length.

     3.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is, and, after giving effect to consummation of the transactions contemplated hereby and by the other Company Agreements, will be, an "investment company" or an entity "controlled by" an "investment company" (as such terms are defined in the Investment Company Act of 1940, as amended).

     3.23 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Series A Preferred Stock. No registration of the Series A Preferred Stock pursuant to the provisions of the Securities Act will be required by the offer, sale, or issuance of the Series A Preferred Stock pursuant to this Agreement and no registration of the Conversion Stock upon conversion of the Series A Preferred Stock in accordance with the Certificate of Designations will be required, assuming the accuracy of the Purchaser's representations contained in Section 4.5.

     3.24 Board Approval; Stockholder Approval. (a) The Board of Directors at a meeting duly called and held has unanimously determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions. The Board of Directors of the Company has received the opinion of its financial advisor, Southwest Securities, to the effect that, as of the date of such opinion, the issuance of the Series A Preferred Stock and the Offer are fair from a financial point of view to the holders of the Common Stock other than Affiliates of the Company.

          (b) The Board of Directors has taken all action required in order to (i) exempt the Purchaser, in respect to its purchase and conversion of the Series A Preferred Stock and any other securities of the Company acquired pursuant to the Contemplated Transactions, from "interested stockholder" status as defined under Section 203 of the DGCL and (ii) exempt the Contemplated Transactions from the requirements of, and from triggering any provisions under, any "moratorium," "control share," "fair price," "interested stockholder," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any Governmental Authority.

          (c) The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required under the DGCL to approve the Articles of Amendment and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting is required under the rules of NASDAQ to approve the Contemplated Transactions (collectively, the "Required Vote"). Except for the Required Vote, no approval of the Company Agreements or of the Contemplated Transactions by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Company Agreements or the consummation of the Contemplated Transactions, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NASD, NASDAQ or otherwise.

     3.25 Series A Preferred Stock. (a) All shares of the Series A Preferred Stock, when issued and delivered in accordance with the terms of this Agreement, the Certificate of Designations and the other Company Agreements, will be duly and validly issued and outstanding, entitled to the benefits contemplated by the Certificate of Designations, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser), not subject to preemptive or other similar rights, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (b) All shares of the Common Stock issued and delivered upon conversion of the Series A Preferred Stock, in accordance with the terms of the Certificate of Designation, will, when so issued and delivered, be duly and validly issued and outstanding, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser) and not subject to preemptive or other similar rights.

     3.26 No Brokers or Finders. Except as set forth on Schedule 3.26, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of the Company Agreements or the Contemplated Transactions (except for the Closing Amount as set forth in Section 2.4).

     3.27 Disclosure. Neither this Agreement nor any certificate, instrument or written statement furnished or made to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in light of the circumstances under which they were made not misleading.

     3.28 Suitability. Neither the Company nor any of its directors, officers, Subsidiaries or, to the knowledge of the Company, other Affiliates (a) has ever been convicted of or, to the knowledge of the Company since July 28, 1999, indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude, (b) is subject to any Decree barring, suspending or otherwise limiting the right of the Company or such Person to engage in any activity or (c) has ever been denied any License affecting the Company's or such Person's ability to conduct any activity currently conducted or currently contemplated to be conducted by the Company, nor, to the knowledge of the Company, is there any basis upon which such License may be denied.

     3.29 Off Balance Sheet Arrangements. Except as disclosed in Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Company's Form 10-K for the fiscal year ending June 30, 2003, neither the Company nor any of its Subsidiaries has or is subject to any "Off-Balance Sheet Arrangement" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act).

     3.30 Regulatory Compliance. (a) The Company and each of its Subsidiaries are in material compliance with (i) to the extent applicable, all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. ss.1320a-7b, 42 C.F.R. ss.1001.952, (B) the federal false coding statute, 42 U.S.C. ss.1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. ss.1395nn, 42 C.F.R. ss.411.351 et seq., and (D) the false claims act, 31 U.S.C. ss.3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third party payor; and (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor.

          (b) Since July 28, 1999, neither the Company, any Subsidiary of the Company, nor any director, officer, or, to the knowledge of the Company, any employee or agent, of the Company or any Subsidiary of the Company, with respect to actions taken on behalf of the Company or a Subsidiary of the Company, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

          (c) The Company and each of its Subsidiaries are in compliance in all material respects with all Requirements of Law with respect to matters relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, the "Healthcare Information Laws"). The Company and each of its Subsidiaries (i) have undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for material compliance under all Healthcare Information Laws, (ii) have developed a plan and time line for coming into material compliance with all Healthcare Information Laws (the "Compliance Plan") and (iii) have implemented those provisions of the Compliance Plan to ensure that such entity is and will remain in material compliance with all Healthcare Information Laws.

          (d) The Company and each of its Subsidiaries (i) are in material compliance with all Requirements of Law and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in material compliance with all Requirements of Law and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii).

                                 ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     4.1 Existence and Power. The Purchaser (a) is duly organized and validly existing under the laws of the jurisdiction of its formation and
(b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of each Company Agreement to which it is a party and the Contemplated Transactions (a) have been duly authorized by all necessary corporate or other action, (b) do not contravene the terms of the Purchaser's organizational documents, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser, except for such violations, conflicts, breaches or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the Contemplated Transactions.

     4.3 Governmental Authorization; Third Party Consents. Except as listed in Schedule 4.3 or, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Purchaser's legal power or ability to own the Series A Preferred Stock and exercise the rights incident thereto, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser, or enforcement against the Purchaser, of this Agreement or the consummation of the Contemplated Transactions.

     4.4 Binding Effect. This Agreement has been duly executed and delivered by the Purchaser and, subject to Equitable Principles, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

     4.5 Purchase for Own Account, Etc. (a) Purchase for Own Account. The shares of Series A Preferred Stock are being acquired by the Purchaser for its own account and with no current intention of distributing or reselling such shares of Series A Preferred Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Series A Preferred Stock under an effective Registration Statement under the Securities Act or under an exemption from said registration available under the Securities Act. The Purchaser understands and agrees that if the Purchaser should in the future decide to dispose of any Series A Preferred Stock, it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. The Purchaser agrees to the imprinting, so long as required by law, of a legend on all certificates representing shares of Series A Preferred Stock.

          (b) Purchaser Status. The Purchaser is an "Accredited Investor" (as defined in Rule 501(a)) under the Securities Act.

          (c) Restricted Shares. The Purchaser understands (i) that the shares of the Series A Preferred Stock have not been, and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") will not (subject to Section 9.1) be registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the shares of the Series A Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

     4.6 Receipt of Information. The Purchaser represents that it has had an opportunity to ask questions and receive answers and documents from the Company regarding the business, properties, prospects and financial condition of the Company and concerning the terms and conditions of the offering of the Series A Preferred Stock and to obtain additional information necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access.

     4.7 No Brokers or Finders. Except as contemplated by this Agreement (including the Closing Amount), no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Contemplated Transactions.

     4.8 Sufficient Funds. The Purchaser will have at the Closing funds sufficient to perform its obligations under this Agreement and to consummate the Contemplated Transactions.

     4.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or relating to any of the Company Agreements or the Contemplated Transactions which, if determined adversely to the Purchaser, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the Contemplated Transactions. The Purchaser is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the Contemplated Transactions.

                                 ARTICLE 5

                          COVENANTS OF THE COMPANY

     5.1 Conduct of Business. (a) Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, from the date hereof through the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice and generally in a manner such that the representations and warranties contained in Article 3, to the extent such matters are within the Company's or any of its Subsidiary's control, shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date. The Company shall give the Purchaser prompt notice of any event, condition or circumstance known or that becomes known to the Company occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or
(ii) any covenant of the Company contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Section 7.1; provided further, however, that the unintentional failure to give notice shall not give rise to a claim for damages by the Purchaser. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchaser, from and after the date hereof and through and including the Closing Date, the Company shall not, and will cause its Subsidiaries not to:

               (i) make capital expenditures which are more than $100,000 individually or $300,000 in the aggregate except (x) pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof and included on Schedule 3.12(a), (y) unless otherwise reserved against in the Company's most recent financial statements filed with the Commission prior to the date hereof, or (z) except as set forth on Schedule 5.1(a)(i);

               (ii) enter into any or amend any Contractual Obligation, other than in the ordinary course of business, or, in any event, involving more than $100,000 individually or $300,000 in the aggregate except as set forth on Schedule 5.1(a)(ii);

               (iii) enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which the Company or a Subsidiary is a party or incur or otherwise become liable with respect to any indebtedness, other than (x) trade payables incurred in the ordinary course of business and consistent with past practice, (y) amendments of the HFG Credit Facility that would not impose any additional obligations on the Company or any of its Subsidiaries or otherwise adversely affect the Company or any of its Subsidiaries or
     (z) as set forth on Schedule 5.1(a)(iii);

               (iv) enter into any Contractual Obligation with respect to the acquisition of any business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity), other than acquisitions of assets in the ordinary course of business and consistent with past practice;

               (v) form any joint venture or partnership;

               (vi) sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having an aggregate market value of in excess of $100,000 individually or $300,000 in the aggregate, except (x) sales of the inventory or (y) transactions pursuant to the Receivables Purchase Agreement, in the case of each of clauses (x) and (y) made in the ordinary course of business consistent with past practice or (z) as set forth on Schedule 5.1(a)(vi);

               (vii) fail to maintain any material property of the Company or any of its Subsidiaries in customary repair, order and condition consistent with the Company's or such Subsidiary's current maintenance policies, ordinary wear and tear excepted;

               (viii) discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

               (ix) except as required by applicable law, make or change any material Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period of the Company or any of its Subsidiaries, adopt or change any Tax accounting method of the Company or any of its Subsidiaries, file any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto, and including any amendment thereof, a "Return") relating to the Company or any of its Subsidiaries in a manner that is materially inconsistent with past practice, enter into any closing agreement relating to material Taxes of the Company or any of its Subsidiaries, settle any material claim made by any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax or assessment relating to the Company or any of its Subsidiaries (a "Tax Claim"), surrender any right to claim a refund of Taxes relating to the Company or any of its Subsidiaries, consent to any extensions or waivers of the limitations period applicable to any Tax Claim or assessment relating to the Company or any of its Subsidiaries, or enter into a Tax sharing agreement or similar arrangement with respect to the Company or any of its Subsidiaries;

               (x) purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Common Stock or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Common Stock or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Certificate of Incorporation or Bylaws or any stockholders agreement);

               (xi) except pursuant to the exercise of (x) Company Options disclosed on Schedule 3.6 or (y) options permitted to be granted pursuant to Section 5.6(iii), issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the Company's or any of its Subsidiaries' stock or other securities or similar rights;

               (xii) declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Common Stock;

               (xiii) amend the Certificate of Incorporation or Bylaws or the organizational documents of any Subsidiary, except as contemplated herein;

               (xiv) settle any material Claim of, or against, the Company or its Subsidiaries;

               (xv) change any method of accounting or accounting practice used by the Company or any of its Subsidiaries, except for any change required by GAAP, by any Governmental Authority or by a change in law;

               (xvi) cause or permit, by any act or failure to act, any material License to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material License;

               (xvii) maintain any significant amount of investments in or trade in equities or other speculative securities; (xviii) take any corporate or other action in furtherance of any of the foregoing; or

               (xix) agree to do any of the foregoing.

          (b) The Company shall promptly file with the Commission a Current Report on Form 8-K pursuant to Item 1 of such Form when such form is required to be filed.

     5.2 No Solicitation. Without limiting the Company's other obligations under this Agreement, the Company agrees that, from the date hereof until the Closing, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 30% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchaser or any of its Affiliates) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer, or (B) from participating in negotiations or discussions with or furnishing information to any Person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such Person to the Board of Directors of the Company after the date hereof; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Purchaser, and (ii) the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be or to result in a Superior Proposal (as defined in Section 6.1(b) hereto) (an Acquisition Proposal which meets all of the conditions set forth in this clause (B), including the Board of Directors of the Company having reached the conclusion set forth in clause (B)(ii), being herein referred to as a "Qualified Acquisition Proposal"), or (C) after the Board of Directors of the Company has received a Qualified Acquisition Proposal, from engaging in negotiations and discussions with the Stockholders (as defined in the Support Agreement) with respect to such Qualified Acquisition Proposal. If the Board of Directors of the Company receives an Acquisition Proposal, the Company shall promptly inform the Purchaser in writing of the terms and conditions of such proposal and the identity of the Person making it, and will keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers by any Person (whether written or oral). The Company will, and will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party; provided, however, that the Company may waive any provisions of a standstill agreement so long as (A) the Company promptly informs the Purchaser in writing of such waiver and the identity of the Person requesting such waiver (and the Company hereby agrees that it will keep the Purchaser informed, on a current basis, of the status and terms of any proposal made by the Person requesting such waiver), (B) such waiver is limited to allowing the party subject to the standstill agreement (x) to submit to the Board of Directors of the Company, on a confidential basis, a written Acquisition Proposal and (y) if such Acquisition Proposal is a Qualified Acquisition Proposal, to pursue discussions and negotiations with respect to such Qualified Acquisition Proposal with the Company, and (C) the Company otherwise observes the terms of this Section 5.2 with respect to such Acquisition Proposal.

     5.3 Regulatory Approval; Litigation. (a) Each of the Purchaser and the Company agrees that it will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things, which may be required to obtain all necessary actions or non-actions, waivers, consents and approval from Governmental Authorities, including without limitation,
(x)(i) preparing and filing, or causing to be prepared and filed, with the appropriate Governmental Authorities, the requisite notification with respect to the Contemplated Transactions pursuant to the HSR Act, (ii) promptly supplying all information requested by Governmental Authorities in connection with the HSR Act notification and cooperating with each other in responding to any such request, (iii) using all reasonable efforts to cause the applicable HSR Act waiting periods to be terminated early or to expire without further inquiry or extension of time by any Governmental Authority and (iv) otherwise causing the HSR Requirements to be satisfied, including by supplying all information requested by Governmental Authorities in connection therewith and (y) obtaining the consent of the NASDAQ for the listing of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, subject only to official notice of issuance; provided, however, that, in connection with obtaining any such action, non-action, waiver, consent or approval, the Purchaser shall not be required to agree, and the Company, without the consent of the Purchaser shall not agree, to any condition or action that the Purchaser reasonably believes would, individually or in the aggregate, adversely affect Purchaser's ability to obtain the benefits (financial or otherwise) from the Contemplated Transactions (including benefits set forth in the Company Agreements).

          (b) The Purchaser and the Company agree that if any Action is brought seeking to restrain or prohibit or otherwise relates to consummation of the Contemplated Transactions, the parties shall use all commercially reasonable efforts to defend such Action, whether judicial or administrative, and to seek to have any stay or temporary restraining order entered by any court or Governmental Authority reversed or vacated.

     5.4 Board of Directors. At or prior to the Closing Date, the Company will take all action necessary (including without limitation using its reasonable best efforts to cause the resignation of the current members of the Company's (and Subsidiaries') Boards of Directors (and committees thereof)) (or, if necessary, to increase the size of such Boards of Directors) so that, on such date the composition of the Company's Board of Directors shall be as set forth in Exhibit E hereto.

     5.5 Access. (a) From the date hereof until the Closing, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser reasonable access during normal business hours, during the period prior to the Closing, to all its books, records, properties, plants and personnel and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state laws, as applicable, and (ii) all other information concerning it and its business, properties and personnel as the Purchaser may reasonably request. The Purchaser will hold any information obtained pursuant to this Section 5.5 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement. Any investigation by the Purchaser shall not affect the representations and warranties of the Company or the conditions to its obligations to consummate the transactions contemplated by this Agreement.

          (b) From the date hereof until the Closing, the Company shall promptly keep the Purchaser and its representatives informed of any material development in the business of the Company or its Subsidiaries provided that the unintentional failure to keep the Purchaser and its representatives informed shall not give rise to a claim for damages by any Purchaser. Without limiting the foregoing, from the date hereof until the Closing, the Company shall cause its officers to consult and cooperate with representatives of the Purchaser in order to facilitate a smooth transition as of the Closing. Nothing in this Section 5.5 shall give the Purchaser or its Affiliates any approval rights over the day-to-day activities of the Company.

     5.6 Employee Benefits Matters. Without limiting the generality of the foregoing, except as otherwise expressly agreed in writing by the Purchaser, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

               (i) enter into any new Employment Agreement unless such agreement (x) is in the ordinary course consistent with past practice,
     (y) is terminable at will without severance or (z) does not obligate the Company or any Subsidiary to provide compensation and/or benefits in excess of $120,000 per year unless an offer letter is outstanding, which offer letter is disclosed on Schedule 3.16, or amend any existing Employment Agreement or hire any executive officer of the Company or any of its Subsidiaries;

               (ii) adopt any new Company Benefit Plan or, except as may be required by applicable law, amend any existing Company Benefit Plan; provided, however, that the Company's 1999 Stock Option Plan may be amended to increase the stock options available for grant thereunder, not to exceed an amount in excess of 2,000,000 options in the aggregate;

               (iii) except in the ordinary course of business consistent with past practice, grant any stock options or other equity-based compensation to any employee or director of the Company or any of its Subsidiaries; provided, however, that the amount of Shares subject to options or other equity-based compensation awards permitted to be granted pursuant to this Section 5.6(iii) shall not exceed 90,000 (such amount to be increased by the amount of any Company Options cancelled after the date hereof);

               (iv) increase the salaries, wages, or other compensation or benefits of any employee or director of the Company or any of its Subsidiaries, except for such increases with respect to employees who are not officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice and do not result in an aggregate increase in the annual cost of compensation and benefits for employees of the Company and its Subsidiaries of more than five percent (5%) over such annual costs as in effect on the date hereof; or

               (v) agree to do any of the foregoing.

     5.7 Payment of Dividends. (a) Except as set forth in Section 5.7(c), the Company agrees that after the Closing, so long as it is not prohibited from doing so under any Requirement of Law (including any fiduciary obligation of the Board of Directors), (a) it will pay cash dividends on the Series A Preferred Stock, as promptly as practicable, on a current basis and (b) if the Company has insufficient surplus to declare such dividends, it will review the values of its assets and will revalue its assets to the extent possible so as to enable it to pay such dividends, as promptly as practicable, on a current basis.

          (b) In addition, for so long as the Initial Holders (as defined in the Certificate of Designations) beneficially own shares of Common Stock that constitute either (x) 33% or more of the Series A Preferred Stock issued on the Closing Date (as adjusted for any split, subdivision, combination, recapitalization or similar event from the Closing Date until the date of determination) or (y) 15% or more of the combined voting power of the then outstanding Voting Securities, whichever is lower, the Company shall refrain and shall cause its Subsidiaries to refrain from entering into any agreements which would preclude the payment of dividends on the Series A Preferred Stock, excluding the HFG Credit Facility and any agreements for any replacement, refinancing or extension thereof provided that such renewal, refinancing or extension (i) does not provide for borrowings in excess of the amount that may be borrowed under the HFG Credit Facility and (ii) is on substantially similar terms as, or terms no more restrictive with respect to the payment of dividends than, the HFG Credit Facility, and shall seek a waiver under any agreements which would prevent such payments at any time.

          (c) The Company and the Purchaser agree that no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors of the Company (A) during the period that a Default or Event of Default (as such terms are defined in the Loan Agreement, as amended from time to time) shall have occurred and be continuing under the Loan Agreement, as amended from time to time, (B) if the payment of any such dividend would result in an Event of Termination (as defined in the Receivables Purchase Agreement, as amended from time to time), (C) if the payment of any such dividend would result in a Group-Wide Event of Termination (as defined in the Receivables Purchase Agreement, as amended from time to time) and (D) if the payment of any such dividend would result in a Servicer Termination Event (as defined in the Receivables Purchase Agreement, as amended from time to time).

     5.8 Consents. The Company shall (and shall cause its applicable Subsidiary to), on or prior to the Closing, obtain all consents listed or required to be listed on Schedule 3.4 hereto.

     5.9 Legends. Any legends placed on the Series A Preferred Stock or the Common Stock or other securities issuable, if any, pursuant to the Contemplated Transactions shall be removed by the Company upon delivery of an opinion of counsel reasonably acceptable to the Company stating that such legend is no longer necessary.

     5.10 Confirmation of Surplus. Prior to the Closing Date, the Board of Directors of the Company shall take all such action as it deems necessary to be reasonably satisfied that the Contemplated Transactions may be effected in a manner consistent with Section 160 of the DGCL.

                                 ARTICLE 6

                     STOCKHOLDERS MEETING; TENDER OFFER

     6.1 Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the Commission a proxy statement (such proxy statement and any amendments or supplements thereto, the "Proxy Statement") with respect to the Contemplated Transactions. The Proxy Statement shall seek approval of the matters to be submitted for approval at the Stockholders Meeting as provided below. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the Commission as promptly as reasonably practicable after filing with the Commission. The Company shall, as promptly as practicable after receipt thereof, provide the Purchaser copies of any written comments and advise the Purchaser of any oral comments, with respect to the Proxy Statement received from the Commission. The Company shall provide the Purchaser with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing such with the Commission, and with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, neither the Proxy Statement nor any amendment or supplement thereto shall be filed or made without the approval of the Purchaser (which approval shall not be unreasonably withheld or delayed). The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. If at any time any information should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Purchaser and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and disseminated to the stockholders of the Company.

          (b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of obtaining the Required Vote (including, without limitation, with respect to the issuance of the Series A Preferred Stock and the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, the Articles of Amendment and such other amendments to the Certificate of Incorporation as may be necessary or appropriate to give effect to any of the Contemplated Transactions (including without limitation the grant of right of first offer as contemplated by Article 9 hereof), and any other action that may be required with respect to any of the transactions contemplated by this Agreement) (the "Stockholders Meeting") and shall take all lawful action to solicit the approval of all such matters by the Company's stockholders. The Company shall include in the Proxy Statement the recommendation of the Board of Directors in favor of approval of all such matters (the "Board Recommendation") and the written opinion of Southwest Securities, dated the date hereof, to the effect that, as of the date hereof, the issuance of the Series A Preferred Stock and the Offer are fair, from a financial point of view, to the holders of the Common Stock other than Affiliates of the Company; provided, that, the Company shall not be required to include the Board Recommendation in the Proxy Statement if, at the time of the mailing of the Proxy Statement, the Board of Directors of the Company would be permitted to make a Change in the Board Recommendation pursuant to the next sentence of this Section 6.1(b). The Board of Directors of the Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Purchaser such recommendation (a "Change in the Board Recommendation"); provided, however, that the Board of Directors of the Company may make a Change in the Board Recommendation in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing to the Board of Directors of the Company after the date hereof if the Company shall have complied in all respects with the requirements of Section 5.2 with respect to such Acquisition Proposal; provided that the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel that such Acquisition Proposal is financially superior to the holders of the Common Stock than the Contemplated Transactions, taking into account all relevant factors (including financing, required approvals and the timing and likelihood of consummation and the post-closing prospects for the Company) (a "Superior Proposal") and that the failure to take such action would reasonably be likely to violate the obligations of the directors under Delaware law. Unless this Agreement shall have been terminated in accordance with its terms, the Company shall comply with all of its obligations under this Agreement, including calling and holding a Stockholders Meeting under this Section 6.1(b) and submitting the matters set forth in Section 3.24(c) to a vote of the stockholders of the Company, even if the Board of Directors of the Company determines at any time after the date hereof to make a Change in the Board Recommendation.

     6.2 Tender Offer. As promptly as reasonably practicable following the date hereof, but in any event not later than one (1) Business Day after the mailing of the Proxy Statement as set forth in Section 6.1(a), the Company shall commence (within the meaning of Rule 13e-4(a)(4) under the Exchange
Act), an offer (the "Offer") to purchase up to 4,545,455 outstanding Shares (as adjusted pursuant to Section 2.2) (the "Maximum Number") at a price of $11.00 per Share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"), in compliance with the applicable provisions of Rule 13e-4 and Rule 13e-3, if applicable, and Regulation MA of the Commission, and pursuant to documentation in form and substance reasonably satisfactory to the Purchaser. The obligation of the Company to consummate the Offer and to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn, up to the Maximum Number, shall be subject only to the conditions set forth in Exhibit F hereto (the "Offer Conditions"). The Company expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition as defined in the Offer Conditions) and make any other changes in the terms and conditions of the Offer; provided that no such change may be made unless previously approved by the Purchaser in writing which approval shall not be unreasonably withheld.

     6.3 Other Matters. The Company shall use its reasonable best efforts to cause the completion of the Offer to occur on the Business Day immediately following the day the Stockholders Meeting occurs. After receipt of a written notice from the Company that all of the conditions set forth in Section 8.1 have been satisfied or waived and subject to the satisfaction or waiver of all of the conditions set forth in Section 7.1, other than the condition that the Company shall have accepted for payment all Shares validly tendered into the Offer and not withdrawn, up to the Maximum Number, the Purchaser shall deliver to the Company written notice indicating that all of the conditions set forth in Section 7.1 have been satisfied or waived by the Purchaser other than the condition that the Company shall have accepted for payment all Shares validly tendered in the Offer and not withdrawn, up to the Maximum Number. Subject to the satisfaction or waiver of all of the Offer Conditions and the conditions set forth in Section 8.1 and upon receipt of the Purchaser's notice, the Company will accept for payment all Shares validly tendered into the Offer and not withdrawn, up to the Maximum Number. The Company and the Purchaser will each use their respective reasonable best efforts to cause the Closing to occur immediately after the Company shall have accepted for payment all Shares validly tendered into the Offer and not withdrawn, up to the Maximum Number.

                                 ARTICLE 7

                   CONDITIONS PRECEDENT TO THE OBLIGATION
                         OF THE PURCHASER TO CLOSE

     7.1 Conditions to Closing. The obligation of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

          7.1.1 Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, Material Adverse Effect or other similar term, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Company shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated the date of the Closing Date and signed by an executive officer of the Company, to the foregoing effect.

          7.1.2 Opinion of Counsel to the Company. The Purchaser shall have received the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Company, dated the Closing Date, addressed to the Purchaser, with respect to the matters set forth in Exhibit G hereto.

          7.1.3 No Actions. (a) No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (x) restrain or prohibit the consummation of any of the Contemplated Transactions, or (y) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole.

          (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

          7.1.4 Stockholder Approval. The Required Vote shall have been obtained and shall be in full force and effect.

          7.1.5 No Material Adverse Effect. Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchaser shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          7.1.6 Material Contracts. No more than one of the Contractual Obligations listed on Schedule 7.1.6 (i) shall not be in full force and effect at the Closing or (ii) shall, to the knowledge of the Company, be terminated during the current term or not be renewed upon the expiration of its current term.

          7.1.7 Consents. Any and all consents, approvals, orders, Licenses and other actions (i) necessary to be obtained from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing shall have been obtained and delivered to Purchaser without any limitation, restriction or requirement that would adversely affect the ability of the Purchaser to obtain the benefits (financial or otherwise) from the Contemplated Transactions, and any applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired, and (ii) necessary to be obtained from parties other than Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing (except for those consents, approvals, orders, Licenses and other actions, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect) shall have been obtained and delivered to Purchaser without any material adverse change in the terms or conditions of any Contractual Obligation, and all such consents, approvals, orders, Licenses and other actions shall be in full force and effect.

          7.1.8 NASDAQ Listing. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

          7.1.9 Completion of the Offer. All of the Offer Conditions shall be satisfied and the Company shall have accepted for payment all Shares validly tendered in the Offer and not withdrawn, up to the Maximum Number.

          7.1.10 Company Agreements. The Company shall have entered into the Registration Rights Agreement and the Management Rights Letter. The Articles of Amendment and the Certificate of Designations in the forms attached hereto as Exhibits B and C shall, respectively, have been filed with and accepted for record by the Secretary of State of Delaware in accordance with the DGCL. The Company shall have adopted the Amended Bylaws in the form attached hereto as Exhibit A.

          7.1.11 Employment. James J. Bigl, the President and Chief Executive Officer of the Company, shall continue to be an active employee of the Company, and the Employment Agreement between Company and James J. Bigl, dated May 3, 2000 amended by amendments no. 1 - 6 in the form in effect on the date hereof shall be in full force and effect on the Closing Date.

          7.1.12 Board of Directors. The Board of Directors of the Company shall have been reconstituted as set forth on Exhibit E, effective as of the Closing.

                                 ARTICLE 8

                   CONDITIONS PRECEDENT TO THE OBLIGATION
                          OF THE COMPANY TO CLOSE

     8.1 Conditions to Closing. The obligation of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

          8.1.1 Representations and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects on such date); the Purchaser shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have delivered to the Company a certificate, dated the date of the Closing Date and signed by the Purchaser, to the foregoing effect.

          8.1.2 No Actions. (a) No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (x) restrain or prohibit the consummation of any of the Contemplated Transactions, or (y) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole.

                (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal or otherwise relates to the consummation of any of the Contemplated Transactions.

          8.1.3 Stockholder Approval. The Required Vote shall have been obtained and shall be in full force and effect.

          8.1.4 Consents. Any and all consents, approvals, orders, Licenses and other actions necessary to be obtained (a) from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing and (b) from parties other than Governmental Authorities in order to consummate the Contemplated Transactions shall have been obtained (except for those consents, approvals, orders, Licenses and other actions, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), and any applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired.

          8.1.5 Completion of the Offer. The Minimum Condition shall be satisfied.

                                 ARTICLE 9

                 REGISTRATION RIGHTS; RIGHT OF FIRST OFFER;
                      OTHER AGREEMENTS OF THE COMPANY

     9.1 Registration Rights. On or prior to the Closing Date, the Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with respect to the Registrable Securities having the terms set forth in Exhibit H hereto.

     9.2 Other Registration Rights. The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than the Purchaser if such rights would or could reasonably be expected to frustrate, impede or limit the Purchaser's rights pursuant to the Registration Rights Agreement.

     9.3 Right of First Offer. (a) From the Closing Date, and for as long as the Purchaser beneficially owns shares of Common Stock that constitute either (x) 33% or more of the Series A Preferred Stock issued on the Closing Date (as adjusted for any split, subdivision, combination, recapitalization or similar event from the Closing Date until the date of determination) or (y) 15% or more of the combined voting power of the then outstanding Voting Securities, whichever is lower, in the event the Company proposes to issue Common Stock of any kind (including any warrants, options or securities or units comprising securities convertible into or exchangeable for Common Stock or rights to acquire the same) of the Company, other than (1) stock options to acquire shares of Common Stock or restricted Common Stock issued after the Closing Date to employees, consultants, officers or non-employee directors of the Company which issuances have been approved by the Board of Directors and the Compensation Committee of the Board of Directors pursuant to any stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement that has been approved by the Board of Directors and the Compensation Committee of the Board of Directors and any shares of Common Stock issuable upon the exercise of such stock options; (2) securities issued upon conversion of the Series A Preferred Stock; (3) securities issuable as dividends or distributions on shares of the Company's Series A Preferred Stock; (4) securities issued as consideration for the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization agreement if such issuance is approved by the Board of Directors; (5) securities issuable upon exercise of outstanding Company Options and Common Stock issuable in connection with prior acquisitions by the Company, each as set forth on Schedule 3.6; (6) securities issuable upon conversion or exchange of (a) securities issued in accordance with this Section 9.3 or (b) securities issued pursuant to clauses (1) through
(5) above, then the Company shall:

               (i) deliver to the Purchaser written notice setting forth in reasonable detail (1) the terms and provisions of the securities proposed to be issued (the "Proposed Securities"); (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Purchaser may reasonably request in order to evaluate the proposed issuance; and

               (ii) offer to issue to the Purchaser a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock beneficially owned by the Purchaser (assuming conversion of all shares of Series A Preferred Stock into Common Stock), by (y) the total number of shares of Common Stock then outstanding.

     The Purchaser must exercise the purchase rights hereunder within 20 Business Days after receipt of such notice from the Company.

          (b) Upon the expiration of the offering period described above, or if the Purchaser shall default in paying for or purchasing the Proposed Securities on the terms offered by the Company, the Company shall thereafter be free to sell such Proposed Securities that the Purchaser has not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchaser. Any Proposed Securities offered or sold by the Company after such 120-day period must be reoffered to the Purchaser pursuant to this Section 9.3.

          (c) The election by the Purchaser not to exercise its rights under this Section 9.3 in any one instance shall not affect its rights (other than in respect of a reduction in their percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Purchaser the rights described in this
Section 9.3 shall be void and of no force and effect, and the Company shall not register such sale or issuance on the books and records of the Company.

     9.4 Rule 144. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Purchaser may reasonably request, all to the extent required to enable the Purchaser to sell the Series A Preferred Stock or the Common Stock into which the Series A Preferred Stock may be converted pursuant to and in accordance with Rule 144. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

     9.5 Availability of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock, at least the full number of shares of Common Stock then issuable upon the conversion of such securities. The Company will, from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Series A Preferred Stock.

     9.6 No Rights Plan. From the date hereof and for as long as the Purchaser beneficially owns Common Stock representing at least 15% of the total voting power of the Company (assuming conversion of all then outstanding shares of Series A Preferred Stock into Common Stock, regardless of whether such securities are actually then convertible), without the prior written consent of the Purchaser, the Company shall not adopt or enter into any "poison pill" rights plan or any similar plan or agreement or declare or pay any dividend of any rights to purchase stock of the Company in connection with such a plan or agreement.

                                ARTICLE 10

                          TERMINATION OF AGREEMENT

     10.1 Termination. (a) This Agreement may be terminated prior to the Closing as follows:

               (i) by either the Purchaser or the Company if (A) the Closing shall not have occurred before April 30, 2004, or (B) the approval of the Company's stockholders, as set forth in Section 6.1(b) hereof, shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of stockholders or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(i) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or willful breach of a representation or warranty has been the cause of or resulted in the failure of the Closing to occur on or before such date;

               (ii) at the election of the Purchaser, if (A) prior to the Closing Date there shall have been a breach of any of the Company's representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company,
     (B) the Board of Directors shall have (x) failed to make the Board Recommendation, (y) withdrawn the Board Recommendation or (z) modified or qualified, in any manner adverse to the Purchaser, the Board Recommendation (or resolved or proposed to take any such action referred to in clause (x), (y) or (z)), in each case whether or not permitted by the terms hereof, (C) the Company shall have breached its obligations under this Agreement by reason of either a breach of
     Section 5.2, a failure to call and hold the Stockholders Meeting in accordance with Section 6.1(b), a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 6.1(a) or a failure to commence the Offer in accordance with Section 6.2 or to consummate the Offer promptly upon satisfaction of the Offer Conditions in accordance with Section 6.2 after receipt of the notice from the Purchaser pursuant to Section 6.3, unless such failure was caused by the actions or inactions of the Purchaser (or its representatives) in violation in any material respect of their obligations under this Agreement, or (D) any of the stockholders party to the Support Agreement shall have breached any of their respective obligations under Sections 1 and 2 of the Support Agreement in any material respects and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by such stockholder;

               (iii) at the election of the Company, if prior to the Closing Date there shall have been a breach of any of the Purchaser's representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Purchaser;

               (iv) at the election of the Company or the Purchaser, if any Governmental Authority has taken any Action, which Action is final and not subject to appeal, seeking to prevent the consummation of the Closing or any other Contemplated Transaction and the Company or the Purchaser, as the case may be, reasonably and in good faith deem it impracticable or inadvisable to proceed in view of such Action; provided, however, that the party terminating this Agreement pursuant to this Section 10.1(iv) shall have used all commercially reasonable efforts to have such Action vacated;

               (v) at the election of the Company, if (A) the Company is not in breach in any material respect of any of the terms of this Agreement, (B) the Board of Directors of the Company shall have made a Change in the Board Recommendation in accordance with Section 6.1 and authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (the "Alternative Transaction Notice"), (C) the Purchaser does not make, prior to five Business Days after receipt of the Alternative Transaction Notice, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal taking into account all relevant factors (including financing, required approvals, the timing and likelihood of consummation and the post-closing prospects for the Company) and (D) the Company prior to such termination pays to the Purchaser in immediately available funds the fees and expenses required to be paid pursuant to Section 10.3 and
     Section 12.2(b); or

               (vi) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchaser.

          (b) If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Sections
10.2 and 10.3.

     10.2 Survival after Termination. If this Agreement terminates pursuant to Section 10.1 and the Contemplated Transactions are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Articles 7 and 8 or on account of the termination of this Agreement, each resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 3.26 and 4.7, this Section 10.2, Sections 10.3,
11.1 and 11.2 and Article 12 shall survive any termination of this Agreement.

     10.3  Termination Payment. If

               (i) this Agreement shall be terminated at a time at which the Purchaser is entitled to terminate this Agreement pursuant to
     Section 10.1(a)(ii)(A) and either (x) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into any agreement with respect to, or consummates, any Acquisition Proposal that was received prior to such termination or (y) within (3) months of such termination the Company or any of its Subsidiaries enters into any agreement with respect to, or consummates, any Acquisition Proposal, or

               (ii) this Agreement shall be terminated at a time at which the Purchaser is entitled to terminate this Agreement pursuant to
     Section 10.1(a)(ii)(B) and the approval of the Company's stockholders, as set forth in Section 6.1(b), shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of stockholders or any adjournment thereof, or

               (iii) this Agreement shall be terminated at a time at which the Purchaser is entitled to terminate this Agreement pursuant to
     Section 10.1(a)(ii)(C),

then, in each such case, the Company shall promptly, but in no event later than the date of such termination (or in the case of clause (i), if later, the date the Company or its Subsidiary enters into such agreement with respect to or consummates (whichever is earlier) such Acquisition Proposal), pay the Purchaser (to the account or accounts designated by the Purchaser) a termination payment in an amount equal to $2,000,000 (the "Termination Payment"), by wire transfer of immediately available funds, in addition to any amount to which Purchaser is then entitled pursuant to
Section 12.2(b).

     If the Company elects to terminate this Agreement pursuant to Section 10(a)(v), the Company, prior to such termination, shall pay to the Purchaser (to the account or accounts designated by the Purchaser) the Termination Payment, by wire transfer of immediately available funds, in addition to any amount to which Purchaser is then entitled pursuant to
Section 12.2(b).

     Notwithstanding the foregoing, if the Purchaser is paid any amounts pursuant to Section 3(f) of the Support Agreement (the "Support Payment"), any such amounts paid, less the amount of the Tax Holdback, shall reduce the amount of the Termination Payment payable to the Purchaser pursuant to this Section 10.3 (but shall not reduce any amount that the Purchaser is entitled to pursuant to Section 12.2(b)); provided, however, that if a Termination Payment becomes payable pursuant to this Section 10.3 prior to the time that a Support Payment is payable, the Company shall pay the Termination Payment to the Purchaser in accordance with this Section 10.3 and the Purchaser shall pay over to the Company the amount of any Support Payment received by the Purchaser, less the amount of the Tax Holdback, as and when the Support Payment is actually received. As used herein, the term "Tax Holdback" shall mean the amount that Purchaser reasonably believes will be necessary to satisfy any potential indemnification obligations that the Purchaser may have under Section 3(f)(iv) of the Support Agreement.

                                ARTICLE 11

                              INDEMNIFICATION

     11.1 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and its directors, managers, officers, agents, advisors, representatives, employees, successors and assigns (each, a "Purchaser Indemnitee") from and against all Claims, including without limitation, interest, penalties and attorneys' fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser Indemnitee by a third party and arising out of or resulting from any allegation or Claim in respect of any wrongful action or inaction by the Company in connection with the authorization, execution, delivery and performance of this Agreement or the Company Agreements, except to the extent that the Purchaser Indemnitee has committed a material breach of its representations, warranties or obligations under this Agreement, which breach is the cause of the Company's wrongful action or inaction. If the Closing occurs, any payment by the Company to any Purchaser Indemnitee pursuant to Section 11.1 shall be treated for all income tax purposes as an adjustment to the price paid by the Purchaser for the Series A Preferred Stock pursuant to this Agreement.

     11.2 Terms of Indemnification. The obligations and liabilities of the Company with respect to Claims by third parties will be subject to the following terms and conditions: (a) a Purchaser Indemnitee will give the Company prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by such Purchaser Indemnitee, directly or indirectly, and the Company will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such Purchaser Indemnitee; provided that the failure of any Purchaser Indemnitee to give notice as provided in this Section 11.2 shall not relieve the Company of its obligations under this Article 11, except to the extent that such failure has materially and adversely affected the rights of the Company;
(b) if within a reasonable time after notice of any Claim, the Company fails to defend, such Purchaser Indemnitee will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; (c) if there is a reasonable probability that a Claim may materially and adversely affect a Purchaser Indemnitee other than as a result of money damages or other money payments, such Purchaser Indemnitee will have the right at its own expense to defend, or co-defend, such Claim; (d) neither the Company nor the Purchaser Indemnitee will, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; (e) with respect to any Claims asserted against a Purchaser Indemnitee, such Purchaser Indemnitee will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Purchaser Indemnitee if, in such Purchaser Indemnitee's reasonable judgment, a conflict of interest between such Purchaser Indemnitee and the Company exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by the Company; and (f) the Company will provide each Purchaser Indemnitee reasonable access to all records and documents of the Company relating to any Claim.

                                ARTICLE 12

                               MISCELLANEOUS

     12.1 Survival. All representations and warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling Person thereof or by or on behalf of the Company, any of its officers and directors or any controlling Person thereof, and such representations and warranties shall expire on the Closing Date (except as provided in Section 2.6). The covenants and agreements contained herein shall survive in accordance with their terms.

     12.2 Fees and Expenses. (a) The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions (including without limitations expenses incurred in connection with the Offer and the filing, printing and mailing of the Proxy
Statement).

          (b) Unless this Agreement is terminated pursuant to Section 10.1(a)(i)(B) (provided such termination is not at a time that the Purchaser is entitled to terminate this Agreement pursuant to another provision of Section 10.1(a) and be reimbursed for its expenses under this
Section 12.2(b)), 10.1(a)(ii)(D) or 10.1(a)(iii), whether or not the Contemplated Transactions are consummated and without limiting Section 10.3, the Company shall reimburse the Purchaser for the reasonable, documented out-of-pocket expenses of the Purchaser or any of their Affiliates (whether or not incurred prior to the date hereof) not to exceed $1,500,000 in the aggregate, including, without limitation, the fees, disbursements and other reasonable expenses of attorneys, accountants and any other advisors thereto, arising out of or relating to the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions and all filing fees and expenses incurred by the Purchaser in connection with any filing by the Purchaser under the HSR Act ("Transaction Expenses"); provided, that if this Agreement is terminated pursuant to Section 10(a)(i)(A), the Transaction Expenses shall be reimbursed only if within twelve (12) months of such termination the Company or any of its Subsidiaries enters into any agreement with respect to, or consummates, any Acquisition Proposal that was received prior to such termination. Such reimbursement shall be made from time to time not later than the third Business Day following the date on which the Purchaser provides a written documented statement of their theretofore unreimbursed expenses to the Company.

          (c) On the Closing Date, the Company shall pay to the Purchaser the Closing Amount, as set forth in Section 2.4.

     12.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

          (a)  if to the Company:

          National Medical Health Card Systems, Inc.
          26 Harbor Park Drive
          Port Washington, New York  11050
          Attn:  Chief Financial Officer
          Telecopy:  (516) 626-8002

          with a copy to:

          Fulbright & Jaworski L.L.P.
          666 Fifth Avenue
          New York, New York  10103
          Attention:  Steven I. Suzzan, Esq.
          Telecopy:  (212) 318-3400

          (b)  if to the Purchaser:

          New Mountain Partners, L.P.
          712 Fifth Avenue, 23rd Floor
          New York, New York  10019
          Attn:  Mr. Steven B. Klinsky
          Telecopy:  (212) 582-1816

          with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004
          Attn:  Aviva F. Diamant, Esq.
          Telecopy:  (212) 859-4000

Any party may by notice given in accordance with this Section 12.3 designate another address or Person for receipt of notices hereunder.

     12.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Other than the parties hereto and their successors and permitted assigns, and except as set forth in Article 11, no Person is intended to be a beneficiary of this Agreement. No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that, without the prior written consent of the Company, (x) prior to the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Purchaser and (y) after the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of shares of the Series A Preferred Stock. Any assignee of any Purchaser pursuant to the proviso of the foregoing sentence shall be deemed to be a "Purchaser" for all purposes of this Agreement.

     12.5 Amendment and Waiver. (a) No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company (in the case of any amendment, supplement, modification or waiver after the Closing, with the approval of not less than a majority of the directors not appointed by the Purchaser) and the Purchaser.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     12.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     12.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York without giving effect to the principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Action arising out of or relating to this Agreement and the Contemplated Transactions (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 12.2, shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     12.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     12.10 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

     12.11 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the Contemplated Transactions and to otherwise carry out the intent of the parties hereunder. In furtherance and not in limitation of the foregoing, the Company agrees to all actions necessary to give effect to the voting rights of the Series A Preferred Stock in accordance with the terms thereof.

     12.12 Public Announcements. Except as required by any Requirement of Law, none of the parties hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the Contemplated Transactions without consulting the other parties, and, during the period from the date hereof until thirty (30) days after the Closing Date, without the approval of the other parties (such approval not to be unreasonably withheld or delayed).

     12.13 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

     12.14 Subsidiaries. Whenever this Agreement provides that a Subsidiary of the Company is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                  NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.



                                  By:  /s/ James J. Bigl
                                     -----------------------------
                                     Name:  James J. Bigl
                                     Title:   CEO & President



                                  PURCHASER:

                                  NEW MOUNTAIN PARTNERS, L.P.

                                  By:  New Mountain Investments, L.P.,
                                       its general partner

                                       By:   New Mountain GP, LLC,
                                             its general partner

                                             By:    /s/ Steven B. Klinsky
                                                -------------------------------
                                                 Name:  Steven B. Klinsky
                                                 Title: Chief Executive Officer